Exhibit 4.4

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is entered into and effective as of November 11, 2003 by and between United PanAm Financial Corp., a California corporation (the “Company”), and Guillermo Bron, as trustee (the “Trustee”) of the PAFLP Liquidating Trust, a trust created under Delaware law (the “Liquidating Trust”), with respect to the facts and circumstances recited below.

RECITALS

WHEREAS, Pan American Financial, L.P., a Delaware limited partnership (the “Partnership”), was formed in 1994 for the sole purpose of owning and holding shares of the Company’s common stock, no par value per share (the “Common Stock”), and, as of September 30, 2003, was the record owner of 8,681,250 shares of the Company’s Common Stock;

WHEREAS, the Partnership, the term of which expires on December 31, 2003, is in the process of being dissolved, and, in connection with that dissolution and the subsequent liquidation of the Partnership, the Partnership has entered into a trust agreement with the Trustee creating the Liquidating Trust;

WHEREAS, the Liquidating Trust, the beneficiaries of which are certain limited partners or former limited partners of the Partnership, was created for the sole purpose of effecting an underwritten offering of up to 4,500,000 shares of the Company’s Common Stock which have been or are to be distributed to the Liquidating Trust by the Partnership;

WHEREAS, the Company desires to ensure that the distribution of the shares of Common Stock previously held by the Partnership, including shares held by BVG West Corp., the corporate general partner and a limited partner of the Partnership (“BVG”), is accomplished in an orderly fashion and, in that regard has agreed to enter into a merger agreement of even date herewith whereby, following the liquidation and dissolution of the Partnership, BVG will be liquidated by way of a merger with and into a subsidiary corporation to be formed by the Company, and to provide registration rights to the Liquidating Trust; and

WHEREAS, the Company and the Liquidating Trust desire to enter into this Agreement in order to grant such registration, information rights and other rights to the Liquidating Trust as set forth below.

NOW, THEREFORE, in accordance with the foregoing recitals, and as consideration for the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Company and the Liquidating Trust hereby agree as follows:

AGREEMENT

1.	Registration Rights.

1.01    Definitions.    As used in this Agreement, the following terms shall have the following respective meanings:

(a)    “1933 Act” means the Securities Act of 1933, as amended.

(b)    “1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)    “Common Stock” means the Company’s Common Stock.

(d)    “Form S-3” means such form under the 1933 Act as in effect on the date hereof or any registration form under the 1933 Act subsequently adopted by the Securities and Exchange Commission which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(e)    The terms “register,” “registered” and “registration” refer to an underwritten registration effected by preparing and filing a registration statement or similar document in compliance with the 1933 Act, and the declaration or ordering of the effectiveness of such registration statement or document by the SEC.

(f)    The term “Registrable Securities” means: (i) up to 4,500,000 shares of the Company’s Common Stock distributed or to be distributed to the Liquidating Trust by the Partnership, or contributed by a former limited partner of the Partnership, in connection with the Partnership’s liquidation and dissolution; and (ii) any securities of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) by way of a stock split, stock dividend, recapitalization, merger or other distribution with respect to, or in exchange for, or in replacement of, such Common Stock referred to in (i) above; provided, however, that any Registrable Securities sold by a person in a public transaction pursuant to a registered offering under the 1933 Act or pursuant to Rule 144 promulgated thereunder, or in a private transaction in which its rights under this Section 1 are not assigned, cease to be Registrable Securities.

(g)    “SEC” shall mean the Securities and Exchange Commission.

(h)    “SEC Rule 145 Transaction” shall mean any transaction described in Rule 145(a) promulgated under the 1933 Act.

1.02    Form S-3 or Form S-1 Registration.  In case the Company shall receive from the Trustee a written request that the Company effect a registration on Form S-3 (or any similar successor form) (or if Form S-3 is not available to the Company, on Form S-1 (or any similar successor form)) and any related qualification or compliance with respect to all or a part of the Registrable Securities held by the Liquidating Trust, the Company will, as soon as practicable, but in no event more than one hundred twenty (120) days after receipt of the request of the Trustee, use commercially reasonable efforts to prepare and file with the SEC such registration on Form S-3 (or Form S-1 or any similar successor forms) and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of the Registrable Securities as are specified in such request; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.02: (i) except pursuant to an underwritten offering; (ii) if the Liquidating Trust proposes to sell Registrable Securities at an aggregate price to the public of less than twelve million ($12,000,000); (iii) if the Liquidating Trust proposes to sell less than 1,500,000 Registrable Securities; (iv) if the Company shall furnish to the Trustee a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 (or Form S-1) registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 (or Form S-1) registration statement for a period of not more than 120 days after receipt of the request of the Trustee under this Section 1.02; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; (v) if the Company has already effected one (1) registration on Form S-3 (or Form S-1 or applicable successor forms) at the request of the Trustee, which registration has been declared effective; or (vi) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

Subject to the foregoing, the Company shall file and use commercially reasonable efforts to bring effective a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Trustee.

1.03    Piggy-Back Registration.  If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the beneficiaries of the Liquidating Trust) any of its securities under the 1933 Act in connection with the public offering of such securities solely for cash (other than a registration (i) on Form S-4, Form S-8 or any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or (ii) with respect to an employee benefit plan, or (iii) solely in connection with a Rule 145 transaction under the 1933 Act), the Company shall, each such time, promptly give the Trustee written notice of such registration together with a list of the jurisdictions in which the Company intends to attempt to qualify such securities under applicable state securities laws. Upon the written request of the Trustee given within twenty (20) business days after delivery of such written notice by the Company in accordance with Section 2.03, the Company shall use commercially reasonable efforts to include in its registration and cause to be registered under the 1933 Act all of the Registrable Securities that the Trustee has requested to be registered.

1.04    Underwriting.  The Liquidating Trust shall have no right under this Agreement to registration except pursuant to an underwritten offering and the right of the Liquidating Trust to obtain registration shall be conditioned upon the Liquidating Trust’s participation in the underwriting arrangements required by this Section 1.04, and the inclusion of the Liquidating Trust’s Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein. The Company shall, together with the Liquidating Trust, enter into an underwriting agreement in usual and customary form, with such terms and conditions which are satisfactory to the Company in its reasonable discretion (“Underwriting Agreement”), with a managing underwriter selected for such underwriting by Trustee and reasonably acceptable to the Company.

Notwithstanding any other provision of this Section 1.04, if the managing underwriter advises the Company in writing that market factors require exclusion of shares to be sold, or a limitation of the number of shares to be so sold, or a delay in the offering of the Registrable Securities, then the Company shall so advise the Trustee and the number of shares of Registrable Securities that may be included in a registration and underwriting shall be reduced or the offering delayed. No such reduction shall reduce the securities being offered by the Company for its own account to be included in any registration and underwriting pursuant to Section 1.03 and no such delay shall affect the Company’s rights under Section 1.02(iv).

1.05    Obligations of the Company.  Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)    Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective.

(b)    Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the 1933 Act.

(c)    Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Trustee; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(d)    Enter into and perform its obligations under the Underwriting Agreement.

(e)    Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed including without limitation, the automated quotation system of the National Association of Securities Dealers, Inc.’s National Market System.

(f)    Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

1.06    Obligations of Liquidating Trust.    The Company’s registration obligations under this Agreement are conditioned upon the continued accuracy of the following representations and warranties and the performance of the following ongoing covenants of the Liquidating Trust:

(a)    The trust agreement between the Partnership and the Trustee creating the Liquidating Trust (the “Trust Agreement”) is a legal, valid and binding agreement of the Partnership and the Trustee; the Liquidating Trust has full power and authority to enter into this Agreement and to perform the transactions contemplated hereby; this Agreement has been duly authorized, executed and delivered by the Liquidating Trust and is a legal, valid and binding agreement of the Liquidating Trust.

(b)    The Liquidating Trust is not in violation of the Trust Agreement and the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated herein and compliance with the terms of this Agreement by the Liquidating Trust will not conflict with or constitute a default under: (i) the Trust Agreement; or (ii) any material agreement to which the Liquidating Trust is a party or to which the properties of Liquidating Trust are bound; or (iii) any law, rule or regulation applicable to the Liquidating Trust; or (iv) any writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Liquidating Trust; or (v) the Partnership Agreement.

(c)    No consent, approval, authorization or other order of any governmental authority or other third party is required in connection with the execution or delivery by the Liquidating Trust of this Agreement or the offer and sale of the Registrable Securities, except such as may be required under the Securities Act or applicable state securities laws.

(d)    There are no actions, suits or proceedings pending or to the knowledge of the Trustee, threatened against the Liquidating Trust or the Trustee, or any affiliate thereof, at law or in equity or before or by any federal or state commission, regulatory body or administrative agency or other governmental body, domestic or foreign, seeking to restrain or prohibit performance of this Agreement or the offer and sale of the Registrable Securities.

(e)    The Trustee possesses good, valid and marketable title to the Registrable Securities, free and clear of any security interests, liens, equities, claims, encumbraces or adverse interests of any kind; the Registrable Securities were acquired by the Trustee in a transaction or transactions which complied with applicable federal and state laws and the provisions of the Partnership Agreement and the Trust Agreement.

(f)    In connection with any action pursuant to this Section 1, the Trustee shall furnish to the Company such information regarding the Liquidating Trust, including information regarding beneficiaries of the Liquidating Trust, and information regarding the Registrable Securities held by it, and such other and further information as shall be required to effect the registration of the Registrable Securities. In that connection, the Trustee shall be required to represent to the Company that all such information which is given is both complete and accurate in all material respects when made.

(g)    The Liquidating Trust shall enter into and perform its obligations under the Underwriting Agreement.

1.07    Definition of Expenses.

(a)    “Registration Expenses” shall mean all out-of-pocket expenses incurred by the Company in connection with the preparation, negotiation and finalization of this Agreement and in complying with Sections 1.02 and 1.03 hereof, including, without limitation, all registration, filing and qualification fees, all blue sky fees and expenses, underwriters’ expense allowances, printing expenses, fees and disbursements of counsel for the Company.

(b)    “Selling Expenses” shall mean all underwriting discounts and selling commissions and stock transfer taxes and all fees applicable to the sale of the Registrable Securities in the registration, and disbursements of any special counsel for the Liquidating Trust.

1.08    Expenses of Registration.  Regardless of whether a registration statement is filed or an offering pursuant thereto is consummated, the Liquidating Trust shall (i) reimburse the Company for all Registration Expenses incurred in connection with registration pursuant to Section 1.02 upon the earlier to occur of (A) the closing of the underwritten offering or (B) March 31, 2004, and (ii) bear all Selling Expenses attributable to Registrable Securities; provided, however, that if the Company does not fulfill its obligations under Section 1.02 solely as a result of any failure by the Company to use its commercially reasonable efforts to perform the actions which it is required to perform thereunder, or a wrongful refusal by the Company to comply with any material term or fulfill any material condition which is applicable to it thereunder, the Company agrees in that event to reimburse the Liquidating Trust for any Registration Expenses which have been incurred or reimbursed by the Liquidating Trust in connection therewith. Commencing April 1, 2004, Registration Expenses incurred by the Company after that date, if any, shall be reimbursed by the Liquidating Trust to the Company periodically, upon the 10th of each month for Registration Expenses incurred in the prior month. The Company’s obligations under this Agreement shall be conditioned upon the receipt of such reimbursement from the Liquidating Trust and, if requested by the Company, the terms of such reimbursement shall be reflected in the Underwriting Agreement.

1.09    Indemnification.

(a)    In the event any Registrable Securities are included in a registration statement under this Section 1, to the extent permitted by law, the Company will indemnify and hold harmless the Liquidating Trust against any losses, claims, damages, or liabilities (joint or several) to which it may become subject under the 1933 Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the 1933 Act, the 1934 Act or any state securities law; and the Company will reimburse the Liquidating Trust for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the Company’s indemnity contained in this Section 1.09(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a breach of the Liquidating Trust’s representations, warranties, covenants and agreements hereunder or a Violation which occurs in reliance upon and in conformity with written information furnished in writing and expressly stated for use in connection with such registration by the Liquidating Trust or its affiliates or controlling person; provided further, however, that when the Company and the Liquidating Trust enter into an Underwriting Agreement, the indemnification provisions thereof (to the extent the provisions are inconsistent with this Section 1.09(a)) shall take precedence and control over this Section 1.09(a).

(b)    In the event any Registrable Securities are included in a registration statement under this Section 1, to the extent permitted by law, the Liquidating Trust will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the 1933 Act, any underwriter (within the meaning of the 1933 Act) for the Company, and any person who controls such underwriter against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the 1933 Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon a breach of the Liquidating Trust’s representations, warranties, covenants and agreements hereunder, or upon any Violation, to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished the Liquidating Trust expressly stated in a writing for use in connection with such registration; and the Liquidating Trust will reimburse any legal or other expenses, as incurred, where same are reasonably incurred by any person intended to be indemnified pursuant to this Section 1.09(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 1.09(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Liquidating Trust, which consent shall not be unreasonably withheld; provided further, however, that in no event shall any indemnity under this Section 1.09(b) exceed the net proceeds received by the Liquidating Trust; provided further, however, that when the Company and the Liquidating Trust enter into an Underwriting Agreement, the indemnification provisions thereof (to the extent the provisions are inconsistent with this Section 1.09(b)) shall take precedence and control over this Section 1.09(b).

(c)    To the extent permitted by law, the Liquidating Trust will indemnify and hold harmless the Company, each of its directors and officers, each person, if any, who controls the Company within the meaning of the 1933 Act, any underwriter (within the meaning of the

1933 Act) for the Company, and any person who controls such underwriter from and against any and all losses, costs, damages, liabilities, fees (including without limitation attorneys’ fees) and expenses, to which any of the foregoing persons may become subject by reason of or in connection with any claim, demand, action or cause of action arising from or relating to the liquidation or dissolution of Pan American Financial L.P. brought by any limited partner. The indemnity set forth in this Section 1.09(c) will not be subject to the limitations otherwise set forth in this Section 1.09.

(d)    Promptly after receipt by an indemnified party under this Section 1.09 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.09, notify the indemnifying party in writing of the commencement thereof, and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided,however, that an indemnified party shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if the indemnified party reasonably determines that representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to notify an indemnifying party within a reasonable time of the commencement of any such action, to the extent prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.09, but the omission so to notify the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.09.

(e)    If the indemnification provided for in this Section 1.09 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with that which resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent.

1.10    Reports Under Securities Exchange Act of 1934.  With a view to making available to the Liquidating Trust the benefits of Rule 144 promulgated under the 1933 Act and any other rule or regulation of the SEC that may at any time permit the Liquidating Trust to sell securities of the Company to the public without registration, the Company agrees to:

(a)    file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act; and

(b)    furnish to the Trustee, so long as the Liquidating Trust holds any Registrable Securities, forthwith upon request: (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the 1933 Act and the 1934 Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3; (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in order to permit the Liquidating Trust to avail itself of any rule or regulation of the SEC or any state securities authority which permits the selling of any such securities without registration or pursuant to such form.

1.11    Assignment of Registration Rights.  Registration rights pursuant to this Section 1 may be assigned by the Liquidating Trust to a transferee or assignee of such securities: (i) if such transfer is made by the Liquidating Trust of all Registrable Securities held on behalf of the beneficiaries of the Liquidating Trust for the purpose of facilitating the liquidation and dissolution of the Partnership; and (ii) the transfer is made to one person or entity, provided, however, that the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee; provided further, however, that such assignment shall be effective only if the transferee agrees to be bound by the terms and conditions of this Agreement.

1.12    “Market Stand-Off” Agreement.  The Liquidating Trust agrees that, in connection with the underwritten public offering of the Company’s Common Stock, upon request of the Company or the underwriters managing such underwritten offering of the Company’s Common Stock, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Common Stock of the Company (other than those Common Stock shares included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) from the effective date of such registration as may be requested by the underwriters and as is agreed to by each beneficial owner of 10% or more of the Company’s Common Stock and each officer and director of the Company; provided, however, that the Liquidating Trust shall be released from any such agreement at the same time that such officers, directors or beneficial owners may be released. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of the Liquidating Trust (and the shares of securities of every other person subject to the foregoing restriction) until the end of such period; provided further, however, that the Company shall have no obligation other than to use its commercially reasonable efforts to obtain any similar agreement from the Partnership if requested by such underwriters.

1.13    Limitations on Subsequent Registration Rights.  During the term of this Agreement, the Company shall not, without the prior written consent of the Liquidating Trust, which shall not be unreasonably withheld, enter into any agreement with any holder or prospective holder of any securities of the Company which would: (i) allow such holder or prospective holder to include such securities in any registration filed by the Company, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that this inclusion of such holder’s securities will not reduce the amount of Registrable Securities of the Liquidating Trust which is included; (ii) permit such holder or prospective holder to require the Company to initiate any registration of any securities of the Company; or (iii) otherwise be in conflict with the terms hereof.

1.14    Termination of the Company’s Obligations.  The right of the Liquidating Trust to request registration or inclusion in any registration pursuant to this Section 1 shall terminate on the earlier to occur of (i) September 30, 2006, which date will be extended to January 30, 2007 if the Company exercises its right to defer a demand registration under Section 1.02(iv) after June 2, 2006; or (ii) the date on which all shares of Registrable Securities held by the Liquidating Trust can be sold in any three month period without volume restrictions under Rule 144; or (iii) upon termination of the Liquidating Trust.

2.    General Provisions.

2.01    Further Assurances.  Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby, and to effect the intents and purposes of this Agreement.

2.02    Rights Cumulative.  Each and all of the various rights, powers and remedies of the parties hereto shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

2.03    Notices.  All notices, consents or demands of any kind which any party to this Agreement may be required or may desire to serve on any other party hereto in connection with this Agreement shall be in writing and may be delivered by personal service or overnight courier, by telex or facsimile transfer, or by registered or certified mail, return receipt requested, deposited in the United States mail with first-class postage thereon fully prepaid, addressed as set forth below. Service of any such notice or demand so made by mail shall be deemed complete on the date of actual delivery as shown by the addressee’s registry or certification receipt or at the expiration of five (5) business days after the date of mailing, whichever is earlier. Any party hereto may from time to time by notice in writing served upon the other party as aforesaid, designate a different mailing address or a different person to which such notices or demands are thereafter to be addressed or delivered.

If to the Company:	United Pan Am Financial Corp. Attn: Ray Thousand, President 3990 Westerly Place, Suite 200

If to the Company:	Newport Beach, CA 92660 Facsimile: 949-224-1912 Telephone: 949-224-1278

If to the Liquidating Trust:	Guillermo Bron, as Trustee PAFLP Liquidating Trust 1901 Avenue of the Stars, Suite 970 Los Angeles, CA 90067 Facsimile: 310-277-7582 Telephone: 310-788-5700

2.04    Captions.  Captions are provided herein for convenience only and they form no part of this Agreement and are not to serve as a basis for interpretation or construction of this Agreement, nor as evidence of the intention of the parties hereto.

2.05    Severability.  The invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity or enforceability of any other of its provisions. If one or more provisions hereof shall be so declared invalid or unenforceable, the remaining provisions shall remain in full force and effect and shall be construed in the broadest possible manner to effectuate the purposes hereof. The parties further agree to replace such void or unenforceable provisions of this Agreement with valid and enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

2.06    Attorneys’ Fees.  In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation, as determined by the court in a final judgment or decree, shall pay the successful party all reasonable costs, expenses and attorneys’ fees incurred by the successful party (including, without limitation, costs, expenses and fees on any appeal) with respect to such action.

2.07    Counterparts; Facsimile.  This Agreement may be executed in separate counterparts and in facsimile, each of which shall be deemed an original, and when executed, separately or together, shall constitute a single original instrument, effective in the same manner as if the parties hereto had executed one and the same instrument.

2.08    Waiver.  No waiver of any term, provision or condition herein, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition hereof.

2.09    Entire Agreement.  This Agreement is intended by the parties hereto to be the final expression of their agreement and constitutes and embodies the entire agreement and understanding of the parties with regard to the subject matter hereof, and is a complete and exclusive statement of the terms and conditions hereof, and shall supersede any and all prior correspondence, conversations, negotiations, agreements or understandings relating to the same subject.

2.10    Governing Law.  It is the intention of the parties that the internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

2.11    Successors and Assigns; No Third Party Beneficiaries.  This Agreement and all of its terms, conditions and covenants are intended to be fully effective and binding, to the extent permitted by law, upon and inure solely to the benefit of each party hereto and their respective heirs, executors, administrators, successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person, including beneficiaries of the Liquidating Trust, any rights or remedies of any nature whatsoever under or by reason of this Agreement.

2.12    Amendment.  This Agreement may not be modified, amended, altered or changed in any respect whatsoever except by further agreement in writing, duly executed by all parties hereto. No oral statements or representations made after the date of this Agreement by either party hereto are binding on such party, and neither party hereto shall have the right to rely on such oral statements or representations.

2.13    Choice of Forum.  Any judicial proceeding brought by any party hereto as a result of a dispute or controversy arising out of or related to this Agreement shall be commenced in courts located within Los Angeles County, California. All parties hereto agree to submit to the jurisdiction of the federal and state courts located within such county in the event of such a dispute or controversy.

2.14    Assignment.  Neither this Agreement nor any of the rights, interests or obligations of either party hereto arising under this Agreement may be assigned by either party hereto without the prior written consent of the other party hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement with the intent and agreement that the same shall be effective as of the day and year first above written.

COMPANY:	UNITED PAN AM FINANCIAL CORP.

/s/ MITCHELL LYNN

Name: Mitchell Lynn, Director

LIQUIDATING TRUST:	PAFLP LIQUIDATING TRUST

/s/ GUILLERMO BRON

Name: Guillermo Bron, Trustee